                                  Exhibit 12.1
                                  ------------

                                CRIIMI MAE Inc.
                       Ratio of Earnings to Fixed Charges



                                       For the three months                         For the years
                                         ended March 31,                          ended December 31,
                                    ------------------------  ----------------------------------------------------------
                                         1994        1993        1993        1992        1991        1990     1989/(1)/
EARNINGS
Net income                             9,982,050   4,431,388  15,757,505  16,041,231   9,000,559  18,373,233  19,539,761
Plus:
  Extraordinary item                           0           0           0           0   6,642,450           0           0
  Interest expense                     6,524,903   5,326,580  28,915,282  21,142,010  24,866,931  21,601,109   1,097,951
  Amortization of debt costs           1,994,548     671,687   3,983,234   3,249,891     923,666     744,580      37,799
  Loss from investment in limited         54,372           0           0     731,951           0           0           0
    partnership                       ----------  ----------  ----------  ----------  ----------  ----------  ----------

Total earnings                        18,555,873  10,429,655  48,656,021  41,165,083  41,433,606  40,718,922  20,675,511
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
FIXED CHARGES
Interest expense                       6,524,903   5,326,580  28,915,282  21,142,010  24,866,931  21,601,109   1,097,951
Amortization of debt costs             1,994,548     671,687   3,983,234   3,249,891     923,666     744,580      37,799
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total fixed charges                    8,519,451   5,998,267  32,898,516  24,391,901  25,790,597  22,345,689   1,135,750
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges          2.18        1.74        1.48        1.69        1.61        1.82       18.20
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========

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
(1) All financial information of CRIIMI MAE for the periods prior to the Merger on November 27, 1989 has been presented in a manner similar to a pooling of interests, which effectively combines the historical results of the CRIIMI Funds. The dividends and net income per share amounts for the year ended December 31, 1989 reflect the weighted average shares outstanding as if the Merger had been consummated on January 1, 1989.